CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Subordinated Notes	$1,300,000,000	$148,980

(1)  Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Rule 424(b)(2)

Registration No. 333-173636

PRICING SUPPLEMENT TO PROSPECTUS DATED APRIL 21, 2011, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED APRIL 21, 2011, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2011

NO. 5 DATED JULY 18, 2012

U.S. BANCORP

Medium-Term Notes, Series T (Senior)

Medium-Term Notes, Series U (Subordinated)

CUSIP No.:	91159JAA4

Series:

☐ Series T (Senior)
☒ Series U (Subordinated)

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$1,300,000,000

Trade Date:	July 18, 2012

Original Issue Date:	July 23, 2012

Maturity Date:	July 15, 2022

Base Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$3,900,000

Redemption Date:	June 15, 2022

Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$1,295,879,000 / 99.683%

Proceeds to the Company:	$1,291,979,000

Interest Rate/Initial Interest Rate:	2.95%

Interest Payment Dates:	July 15 and January 15, beginning January 15, 2013

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐ For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.683%	0.30%	99.383%
Total	$1,295,879,000	$3,900,000	$1,291,979,000

Agent	Principal Amount
Credit Suisse Securities (USA) LLC	$433,333,000	/s/ Kenneth D. Nelson (authorized officer)
Morgan Stanley & Co. LLC	$433,333,000
U.S. Bancorp Investments, Inc.	$433,334,000	/s/ John C. Stern (authorized officer)
Total	$1,300,000,000

Delivery Instructions: DTC # 0280